Exhibit 99.1

Patheon Announces Full Redemption of 8.75%/9.50% Senior PIK Toggle Notes
Due May 1, 2020

DURHAM, NC, -BUSINESSWIRE -  August 4, 2016 - Patheon (NYSE: PTHN) today announced the redemption of all outstanding 8.75%/9.50% Senior PIK Toggle Notes (“Notes”) due May 2020 issued by Patheon’s indirect subsidiary, JLL/Delta Dutch Pledgeco B.V. The Notes were issued in a May 2015 private placement.

The redemption price includes $550 million in principal, 2.0 percent premium, and accrued and unpaid interest in the amount of $12.3 million. To redeem the outstanding debt Patheon used proceeds from its initial public offering which was completed on July 26, 2016, together with available cash on hand. The redemption will retire the Notes and Patheon will benefit from $48.1 million in interest savings per year as well as accelerated amortization expense related to the early redemption of the Notes.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. Such forward looking statements, based upon the current beliefs and expectations of Patheon's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

About Patheon
Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 8,000 employees worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help customers of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle.

Contact:
For media:
Mari Mansfield, 919-226-3137
or
For investors:
Patheon Investor Relations, 919-226-3165